EXHIBIT 10.198

==========================================================================

                                 CONTRACT

                                    FOR

                           CONSTRUCTION AND SALE

                                    OF

                                  VESSEL

                            (HULL NO. HRBS8-D)

                                  BETWEEN

                          R&B FALCON DRILLING CO.

                                    AND

                    HYUNDAI HEAVY INDUSTRIES CO., LTD.

                                    AND

                            HYUNDAI CORPORATION

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                                 INDEX

                                                     PAGE

PREAMBLE                                              P-1

ARTICLE I - DESCRIPTION AND CLASS
     1.   Description:                                I-1
     2.   Dimensions and Characteristics:             I-1
     3.   The Classification, Rules and Regulations:  I-2
     4.   Registration:                               I-3
     5.   Drawings and Document Approval              I-3

ARTICLE II - CONTRACT PRICE, TERMS OF PAYMENT & OPTIONS
     1. Contract Price:                               II-5
     2. Adjustment of Contract Price:                 II-5
     3. Currency:                                     II-5
     4. Terms of Payment:                             II-5
     5. Method of Payment:                            II-6
     6. Notice of Payment before Delivery:            II-7
     7. Expenses:                                     II-7
     8. Prepayment:                                   II-7
     9. Options                                       II-7
    10. Supply of Marine Equipment                    II-8

ARTICLE III - ADJUSTMENT OF CONTRACT PRICE
     1. Delivery:                                    III-1
     2. Displacement:                                III-2
     3. Weight Control                               III-3
     4. Effect of Rescission:                        III-3

ARTICLE IV - APPROVAL OF PLANS
     AND DRAWINGS AND INSPECTION DURING CONSTRUCTION
     1. Approval of Plans and Drawings:               IV-1
     2. Appointment of OWNER's Supervisor             IV-1
     3. Inspection by the Supervisor:                 IV-1
     4. Facilities:                                   IV-3
     5. Liability of BUILDER and OWNER:               IV-3
     6. Responsibility of OWNER:                      IV-4
     7. Delivery and Construction Schedule:           IV-5
     8. Responsibility of BUILDER:                    IV-5

ARTICLE V  MODIFICATIONS, CHANGES AND EXTRAS
    1. How Effected:                                   V-1
    2. Changes in Rules of Classification Society,
         Regulations, etc.:                            V-1
     3. Substitution of Materials:                     V-2

ARTICLE VI - TRIALS AND ACCEPTANCE
     1. Notice:                                       VI-1
     2. Weather Condition:                            VI-1
     3. How Conducted:                                VI-2
     4. Method of Acceptance or Rejection:            VI-2
     5. Effect of Acceptance:                         VI-3
     6. Disposition of Surplus Consumable Stores      VI-3

ARTICLE VII - DELIVERY
     1. Time and Place:                              VII-1
     2. When and How Effected:                       VII-1
     3. Documents to be delivered to OWNER:          VII-1
     4. Tender of VESSEL:                            VII-2
     5. Title and Risk:                              VII-3
     6. Removal of VESSEL:                           VII-3

ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE
    MAJEURE)
     1. Causes of Delay (Force Majeure):            VIII-1
     2. Notice of Delay:                            VIII-1
     3. Definition of Permissible Delay:            VIII-2
     4. Right to Rescind for Excessive Delay:       VIII-2

ARTICLE IX - WARRANTY OF QUALITY
     1. Guarantee:                                    IX-1
     2. Notice of Defects:                            IX-1
     3. Remedy of Defects:                            IX-2
     4. Extent of BUILDER's Responsibility:           IX-3
     5. Guarantee Engineer:                           IX-4

ARTICLE X - RESCISSION BY OWNER
     1. Notice:                                        X-1
     2. Refundment by BUILDER:                         X-1
     3. Discharge of Obligations:                      X-1

ARTICLE XI - OWNER'S DEFAULT
     1. Definition of Default:                        XI-1
     2. Effect of Default on or
           before Delivery of VESSEL:                 XI-1
     3. Disposal of VESSEL:                           XI-2
     4. Dispute:                                      XI-2

ARTICLE XII - ARBITRATION
     1. Decision by the Classification Society:      XII-1
     2. Proceedings of Arbitration:                  XII-1
     3. Notice of Award:                             XII-2
     4. Expenses:                                    XII-2
     5. Entry in Court:                              XII-2
     6. Alteration of Delivery Date:                 XII-2

ARTICLE XIII - SUCCESSOR AND ASSIGNS

ARTICLE XIV - TAXES AND DUTIES
     1. Taxes and Duties Incurred in Korea:          XIV-1
     2. Taxes and Duties Incurred Outside Korea      XIV-1

ARTICLE XV - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.
     1. Patents:                                      XV-1
     2. General Plans, Specifications
          and Working Drawings:                       XV-1

ARTICLE XVI - OWNER'S SUPPLIES
    1. Responsibility of OWNER:                      XVI-1
    2. Responsibility of BUILDER:                    XVI-3
    3. Title:                                        XVI-4
    4. OWNERS's Supplies Refundment:                 XVI-4

ARTICLE XVII - INSURANCE
    1. Extent of Insurance Coverage:                XVII-1
    2. Application of the Recovered Amounts:        XVII-3
    3. Termination of BUILDER's
           Obligation to Insure:                    XVII-3

ARTICLE XVIII - NOTICE
    1. Address:                                    XVIII-1
    2. Language:                                   XVIII-1
    3. Effective Date of Notice:                   XVIII-1

ARTICLE XIX - EFFECTIVE DATE OF CONTRACT

ARTICLE XX - INTERPRETATION
    1. Laws Applicable:                               XX-1
    2. Discrepancies:                                 XX-1
    3. Entire Agreement:                              XX-1
    4. Amendments and Supplements:                    XX-1

ARTICLE XXI - CONFIDENTIALITY

END OF CONTRACT                                        E-1

EXHIBIT "A" LETTER OF REFUNDMENT GUARANTEE            EA-1


     THIS CONTRACT, made and entered into on this 16th day of December, 1998 by and between R&B FALCON DRILLING CO., a corporation existing under the laws of Oklahoma, and having an office at 901 Threadneedle, Houston, Texas 77079-2902 (hereinafter called the "OWNER"), on the one part and HYUNDAI HEAVY INDUSTRIES CO., LTD., a corporation incorporated and existing under the laws the Republic of Korea, having its registered office at #1, Cheonha-Dong, Dong-Ku, Ulsan, Korea and HYUNDAI CORPORATION, a corporation incorporated and existing under the laws the Republic of Korea, having its registered office at 140-2 Kye-Dong, Chongro-Ku, Seoul, Korea (hereinafter collectively called the "BUILDER"), on the other part.

W I T N E S S E T H:

     In consideration of the mutual covenants herein contained, the BUILDER agrees to build One (1) VESSEL as described in the specification attached hereto as Exhibit 1 of this Contract (hereinafter referred to as the "VESSEL") and in accordance with (i) the Delivery and Construction Schedule attached hereto as Exhibit 2 and (ii) the BUILDER's Unit Rates attached hereto as Exhibit 3 (said Exhibits 1 through 3 being hereinafter collectively called the "Specifications") which Specifications have been initialed by representatives of the parties hereto for identification and which Specifications hereby are each incorporated herein by reference hereto  and  made  an  integral part of this  Contract,  at  the  BUILDER's shipyard located in Ulsan, Korea (hereinafter referred to as the "Shipyard") and to deliver and sell the same to the OWNER, and the OWNER hereby agrees to purchase and accept delivery of the VESSEL from the BUILDER, upon the terms and conditions hereinafter set forth.


               ARTICLE I - DESCRIPTION AND CLASS

1.  Description:

         The VESSEL, having the BUILDER's Hull No. HRBS8-D, shall be constructed, equipped and completed in accordance with the provisions of this Contract, and the Specifications (as heretofore defined), which Specifications are an integral part of this Contract as heretofore provided.

2.  Dimensions and Characteristics:

    NOTE: U. S. Units are approximate

                                  Metric Units      U.S. Units
    Overall Structure
        Length                         120.7 m       396.0 ft.
        Breadth                         78.0 m       255.9 ft.
    Upper Hull
        Length                          81.5 m       267.4 ft.
        Breadth                         61.0 m       200.1 ft.
        Depth                            8.5 m        27.9 ft.
    MainDeck
        Length                          84.1 m       275.9 ft.
        Breadth                         61.0 m       200.1 ft.
    Pontoons (two each)
        Length                         114.0 m       374.0 ft.
        Breadth (amidship)              13.4 m        44.0 ft.
        Breadth (ends)                  16.5 m        54.1 ft.
        Depth                            9.1 m        29.9 ft.
        Corner Radius                    3.0 m         9.8 ft.
        Transverse Distance (c. to c.) 61.50 m       201.8 ft.

     Columns (four each)
          Horizontal Section (LxB)
                    17.0 m X 16.5 m (@WL)    55.8 ft. X 54.1 ft.
                    14.0 m X 16.5 m (bottom)45.9 ft. X 54.1 ft.
          Corner Radius                  3.0  m         9.8.ft.
          Vertical Height               23.9  m        78.4 ft.
          Longitudinal Distance
                    (c. to c.)          60.0  m       196.9 ft.
          Transverse Distance
                 (c. to c.) at Top      46.0  m       150.9 ft.
                            at Bottom   61.5  m       201.8 ft.

    Transverse Braces (two each)
         Length                        45.0 m        147.6  ft.
         Breadth                        6.0 m         19.7  ft.
         Depth                          3.0 m          9.8  ft.
         Corner Radius                  0.6 m         2.0   ft.
         Longitudinal Distance
                        (c. to c.)     68.0 m        223.1 ft.
        Centerline Elevation            1.5 m          4.9  ft.
    Diagonal Braces (four each)
        Diameter                        3.0 m          9.8  ft.
        Centerline Elevation            1.5 m          4.9  ft.
    Elevations
        Drill Floor                    46.0 m        150.9  ft.
        Main Deck (at sides)           41.5 m        136.2  ft.
        Second Deck                    38.0 m        124.7  ft.
        Third Deck (Inner bottom Top)  34.5 m        113.2  ft.
        Upper Hull Bottom              33.0 m        108.3  ft.
        Lower Hull Top                  9.1 m         29.9  ft.

    Draft
         Operating Condition (G.O.M.)  23.0 m         75.5 ft.
         Severe Storm Condition        16.5 m         54.1 ft.
         Transit Condition              8.8 m         28.9 ft.
         Operating Condition (W.O.S.)   9.1 m         29.9 ft.

         The details of the aforementioned particulars, as well as the definitions and the methods of measurements and calculations shall be as indicated in the Specifications and shall be subject to adjustment with design development. The design criteria, deckload criteria and variable loads will be as in the Specifications.

3.    The Classification, Rules and Regulations:

         The Vessel, including hull, machinery, equipment and outfitting, shall be constructed in accordance with the Rules and Regulations (edition and amendments thereto being in effect as of the signing date of the Contract) of the Classification Society and under survey of the Classification Society (hereinafter called as "the Class") and shall be distinguished in register by symbol of:

              American Bureau of Shipping
              +A1 "Column Stabilized Drilling Unit", +CDS,
              +AMS, (P) , PAS, DPS - 3

              ABS statement of fact for UK/Den/HSE compliance, and Drilling System Compliance.

         Decisions of the Classification Society as to compliance or non-compliance with the classification rules and regulations shall be final and binding upon both parties hereto. Details of Class notation shall be in accordance with the Specifications.

         The VESSEL shall also comply with the rules, regulations and requirements of the regulatory bodies as described and listed in the Specifications.

         The VESSEL will be built and delivered (i) in accordance with the terms of this Contract and the Specifications, (ii) in full compliance and certification to and with the IMO MODU code with amendments, (iii) in full compliance with the regulations, provisions, and requirements included in the Specifications, (iv) in full compliance with the requirements of the Classification Society so as to be classed with the Classification Society as a MODU, and (v) so that the VESSEL will be approved to operate worldwide. BUILDER will take all action necessary, and remedy at its cost and expense, any deficiency which constitutes a failure to comply with the above requirements.

         All the fees and charges incidental to the Classification Society and in respect to compliance with the above referred rules, regulations and requirements, as well as all VESSEL design fees and/or royalties (except for any fees and/or royalties for the basic design, specifications and OWNER's Supplies), shall be for account of the BUILDER.

         BUILDER shall be responsible for obtaining the Classification Society's approval of all required plans and drawings of the VESSEL.

4.  Registration:

         The VESSEL, at the time of its delivery and acceptance, shall be registered at the port of registry by the OWNER under the flag of the United States of America at the OWNER's expense.

5.  Drawings and Document Approval

         The BUILDER shall be responsible to prepare detailed working drawings and submit these to ABS and the OWNER for approval in accordance with the Specifications. The BUILDER shall provide to the OWNER a copy of all correspondence to ABS concurrent with its sending to ABS. Furthermore, the BUILDER shall request ABS to copy the OWNER on all its correspondence to the BUILDER and vendors relative to this project, including relevant output from ABS' engineering management system.

(End of Article)


ARTICLE II - CONTRACT PRICE, TERMS OF PAYMENT & OPTIONS

1.   Contract Price:

          The purchase price of the VESSEL, net receivable by the BUILDER and exclusive of the OWNER's Supplies (as defined in Paragraph 1 of
     Article XVI hereof) is United States Dollars One Hundred and Thirty-Nine Million Five Hundred SeventySeven (US$139,577,000) (hereinafter referred to as the "Contract Price"). The Contract Price shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract.

2.   Adjustment of Contract Price:

          Increase or decrease of the Contract Price, if any, due to adjustments thereof made in accordance with the provisions of this Contract shall be adjusted by way of addition to or subtraction from the Contract Price upon delivery of the VESSEL in the manner as hereinafter provided.

3.   Currency:

          Any and all payments by the OWNER to the BUILDER, or vice versa if any which are due under this Contract in regards to the Contract Price shall be made in United States Dollars.

4.   Terms of Payment:

          The Contract Price shall be due and payable by the OWNER to the BUILDER in the installments as follows:

     (a) First Installment:
         The First Installment amounting to United States Dollars Thirteen Million Five Hundred Eighty-Eight Thousand Eight Hundred(US$13,588,800) shall be due and payable by January 31, 1999, provided that the Letter of Refundment Guarantee required under Article X has been received by the OWNER or its designee.

     (b) Second Installment:
         The Second Installment amounting to United States Dollars Thirteen Million Five Hundred Eighty-Eight Thousand Eight Hundred(US$13,588,800) shall be due and
         payable thirteen (13) months  after   the  first
         installment payment.

     (c) Third Installment:
         The  Third  Installment  amounting  to United States
         Dollars Thirteen Million Five Hundred Eighty-Eight
         Thousand Eight Hundred(US$13,588,800) shall be due and payable eighteen (18) months after the first installment payment.

     (d) Fourth Installment:
         The Fourth Installment amounting to United States Dollars Ninety-Eight Million Eight Hundred and Ten Thousand Six Hundred(US$98,810,600) plus any increase or minus any decrease due to adjustment of the Contract Price under and pursuant to the provisions of this Contract, shall be due and payable upon delivery of the VESSEL or upon tender for delivery of the VESSEL pursuant to Paragraph 4 of Article VII of this Contract.

5.  Method of Payment:

     (a) First Installment:
         Within January 31, 1999, the OWNER shall remit by telegraphic transfer the first installment to the BUILDER's account number in the Korea Exchange Bank or to the banks which the BUILDER may designate (hereinafter referred to as the "BUILDER's BANK") in favor of Hyundai Heavy Industries, Co., Ltd.

     (b) Second and Third Installments:
         Upon the due date of the second and third installments, in accordance with Article II, 4 (b), (c) and (d) as appropriate, the OWNER shall remit by telegraphic transfer each of the respective installments to the account at the BUILDER's BANK in favor of Hyundai Heavy Industries Co., Ltd.

     (c) Fourth Installment:
         At the time of delivery of the Vessel to the OWNER pursuant to Section 2 of Article VII of this Contract, the OWNER shall remit by telegraphic transfer the fourth installment to the account at the BUILDER's BANK in favor of Hyundai Heavy Industries, Co., Ltd., with an irrevocable instruction that the amount so remitted shall be payable to the BUILDER against presentation by the BUILDER to the BUILDER's BANK of a copy of PROTOCOL OF DELIVERY and ACCEPTANCE OF THE VESSEL executed by the OWNER and the BUILDER.

    No payment due under this Contract shall be delayed, suspended or withheld by the OWNER on account of any dispute or disagreement between the parties hereto. Any claim which the OWNER may have against the BUILDER hereunder shall be settled and liquidated separately from any payment by the OWNER to the BUILDER of the Contract Price hereunder.

6.   Notice of Payment before Delivery:

          With the exception of the first installment, the BUILDER shall give the OWNER Ten (10) banking days prior notice in writing or telex or telefax confirmed in writing by registered mail of the anticipated due date and amount of each installment payable before delivery of the VESSEL.

7.   Expenses:

         Expenses and bank charges for remitting payments and any taxes (other than taxes on income imposed on the BUILDER), duties, expenses and fees applicable to remitting such payment shall be for account of the OWNER.

8.   Prepayment:

          The OWNER may prepay any or all of the installments of the Contract Price, provided that the OWNER declares the OWNER's intention to do so in writing or by telex confirmed in writing stating in advance the intended date of such prepayment, subject to the BUILDER's acceptance, which shall not be unreasonably withheld.

9.   Options

          The  BUILDER  hereby grants to the OWNER options to purchase  one
     (1) additional deepwater semisubmersible drilling units (the "OPTION VESSEL(S)") of the same size and Specifications as the VESSEL. In the event OWNER exercises this option, the purchase price, payment terms and delivery period of the OPTION VESSEL shall be the same as for the Vessel. The notice period for exercising such option shall be within eight months of the date of this contract. All contract terms and conditions shall, except as may otherwise be specifically modified herein, be on the same terms and conditions as are set out in this Contract for the VESSEL, mutatis mutandis. The specifications for the OPTION VESSEL shall be the same as the "Specifications" identified and defined in this Contract. Any extras or change orders made to the Specifications of the VESSEL subsequent to the date of this Contract shall not be included in the specifications for the OPTION VESSEL but OWNER shall be entitled to request same pursuant to the shipbuilding contract for the OPTION VESSEL with appropriate credits for design, engineering and other non-recurring costs and any other price and delivery date adjustment or consequence.

10. Supply of Marine Equipment

     OWNER has the option to pay BUILDER United States Dollars One Million Eight Hundred Thousand (US$1,800,000) as a fixed lump sum for procurement engineering, purchasing and the associated costs for the supply of six generators, medium voltage switchgear and IACS, with vendors, invoices to be passed through to the Buyer for direct payment.

     OWNER also has the option to purchase individually, medium voltage switchgear and ICAS, in which case the BUILDER has proposed that its fee be 11.5% of vendors' net prices and/or engine generator sets in which case, Builder has proposed its fee for purchase of such engine generator sets be 4.78% of vendors' net prices.

(End  of Article)

           ARTICLE III - ADJUSTMENT OF CONTRACT PRICE

     The Contract Price shall be subject to adjustment, as hereinafter set forth, in the event of the following contingencies (it being understood by both parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty):

1.    Delivery:

     (a) No adjustment shall be made and the Contract Price shall remain unchanged for the first Thirty (30) days of delay in delivery of the VESSEL beyond the Delivery Date as defined in Article VII hereof (ending as of twelve o'clock midnight of the Thirtieth
          (30th) day of delay).

     (b) If the delivery of the VESSEL is delayed more than Thirty (30) days after the Delivery Date, then, in such event, beginning at twelve o'clock midnight of the Thirtieth (30th) day after the Delivery Date, the Contract Price shall be reduced by the sum of Twenty Thousand United Dollars (US$20,000) for each full day thereafter for which delivery is delayed.

          However, the total reduction in the Contract Price pursuant to this Paragraph (b) shall not be more than as would be the case for a delay of One Hundred Fifty (150) days counting from midnight of the Thirtieth (30th) day after the Delivery Date at the above specified rate of reduction.

     (c) However, if the delay in delivery of the VESSEL should continue for a period of One Hundred Eighty (180) days from the Delivery Date in Paragraph 1 of Article VII, then in such event, and after such period has expired, the OWNER may, at its option, rescind this Contract in accordance with the provisions of
          Article X hereof.

          The  BUILDER  may,  at  any  time after  the  expiration  of  the
          aforementioned  One  Hundred  Eighty  (180)  days  of  delay   in
          delivery, if the OWNER has not served notice of rescission as provided in Article X hereof, demand in writing that the OWNER shall make an election, in which case the OWNER shall, within Twenty (20) days after such demand is received by the OWNER, notify the BUILDER of its intention either to rescind this Contract or to consent to the acceptance of the VESSEL at a specified future date which date BUILDER represents to OWNER is the earliest date BUILDER can deliver the VESSEL to OWNER under
          this Contract,  based  on  the   circumstances then known. If the
          OWNER shall not  make  an  election   within  Twenty (20) days as
          provided hereinabove, the OWNER shall be deemed to have accepted such extension of the Delivery Date to the future delivery date indicated by the BUILDER and it being understood by the parties hereto that if the VESSEL is not delivered by such specified date, the OWNER shall have the same right of rescission upon the same terms and conditions as hereinabove provided.

     (d) After the Delivery Date, should OWNER decide to keep the VESSEL at BUILDER's facility prior to tow-out, OWNER shall pay to BUILDER the reasonable cost of any services associated with the VESSEL's stay during such period of time.

     (e) If the delivery of the VESSEL is made more than thirty (30) days earlier than the Delivery Date, then, in such event, beginning with the thirty-first (31) day prior to the Delivery Date, the Contract Price of the VESSEL shall be increased by adding thereto Twenty Thousand United States Dollars (US$20,000) for each full day. However, the total increase in the Contract Price pursuant to this Paragraph (d) shall not be more than as would be the case for an early delivery of Sixty (60) days counting from the Thirty-first (31) day prior to the Delivery Date at the above specified rate of increase.

     (f) For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into account all postponements of the Delivery Date by reason of permissible delay as defined in Article VIII and/or any other reason under this Contract, is not delivered by the date upon which delivery is required under the terms of this Contract.

2.  Displacement:

     (a) The guaranteed displacement of the VESSEL is 40,700 metric tons at 16.5 meters draft and 47,509 metric tons at 23.0 meters draft, subject to adjustment with design development.

     (b) In the event of a discrepancy (whether higher or lower) in either guaranteed displacement of the VESSEL being one thousand (1,000) metric tons or more, then, the OWNER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of Article X hereof or accept the VESSEL at a reduction in the Contract Price of One Million United States Dollars. (US$1,000,000).

3.  Weight Control

         The BUILDER shall negotiate reasonable steel weight tolerances with the mill to meet minimum ABS scantling requirements and appraise the OWNER of this value.

         The   BUILDER  shall  develop  and  implement  a  weight   control
    procedure in accordance with the Specifications and track actual weights by periodically weighing some of the major assemblies as they are being completed.

         The  BUILDER  shall  earn  a weight performance  bonus  of  United
    States Dollars Two Thousand (US$2,000) per ton steel of actual lightship weight below the agreed contract lightship weight. Likewise, the BUILDER shall accrue a weight penalty of United States Dollars Two Thousand (US$2,000) per ton steel of actual lightship weight over agreed contract lightship weight. Actual lightship weight shall be determined on the basis of the ABS approved inclining test.

         The agreed lightship weight will be set by the BUILDER and the OWNER within four (4) months following ABS approval of the basic design package.

4.   Effect of Rescission:

         It is expressly understood and agreed by the parties that in any case, if the OWNER rescinds this Contract under this Article, the OWNER shall not be entitled to any liquidated damages, or any other recourse unless by means of the provisions of Article X hereof.

(End of Article)

                      ARTICLE IV - APPROVAL OF PLANS AND
                 DRAWINGS AND INSPECTION DURING CONSTRUCTION

1.   Approval of Plans and Drawings:

          The BUILDER shall obtain the approval of the OWNER for the plans and drawings in accordance with the procedures set forth in the Specifications.

2.   Appointment of OWNER's Supervisor:

          The OWNER may send to and maintain at the Shipyard and/or the Engineering Office, at the OWNER's own cost and expense, one supervisor (herein called the "Supervisor") who shall be duly authorized in writing by the OWNER, which authorization shall be described in a separate letter to be sent to the BUILDER prior to the Supervisor's arrival, to act on behalf of the OWNER in connection with the modifications of the Specifications, adjustments of the Contract Price and Delivery Date in writing, approval of the plans and drawings, attendance to the tests and inspections relating to the VESSEL, its machinery, equipment and outfitting, and any other matters for which he is specifically authorized by the OWNER. The Supervisor may appoint assistant(s) to attend at the Shipyard and/or the Engineering Office for the purposes as aforesaid.

3.   Inspection by the Supervisor:

          The necessary inspections of the VESSEL, its machinery, equipment and outfitting shall be carried out by the Classification Society, other regulatory bodies and/or the Supervisor throughout the entire period of construction in order to ensure that the construction of the VESSEL is duly performed in accordance with the Specifications. The Supervisor shall have, during construction of the VESSEL, the right to attend such tests and inspections of the VESSEL, its machinery and equipment within the premises of either the BUILDER or its subcontractors. Detailed procedures of the inspection and the tests thereof shall be in accordance with Specifications.

          The Supervisor shall, within the limits of the authority conferred upon him by the OWNER, make decisions or give advice to the BUILDER on behalf of the OWNER promptly on all problems arising out of, or in connection with, the construction of the VESSEL and generally act in a reasonable manner with a view to cooperating to the utmost with the BUILDER in the construction process of the VESSEL.

          The decision, approval or advice of the Supervisor within the limits of authority conferred on the Supervisor by the OWNER shall be deemed to have been given by the OWNER. THE OWNER's Supervisor shall notify the BUILDER promptly in writing of his discovery of any construction or materials, which he believes do not or will not conform to the requirements of the Contract or the Specifications and likewise advise and consult with the BUILDER on all matters pertaining to the construction of the VESSEL, as may be required by the BUILDER, or as he may deem necessary.

          However, if the Supervisor fails to submit to the BUILDER promptly any such demand concerning alterations or changes with respect to the construction, arrangement or outfit of the VESSEL which the Supervisor has examined, inspected or attended at the test thereof under this Contract or the Specifications, the Supervisor shall be deemed to have approved the same and shall be precluded from making any demand for alterations, changes, or complaints with respect thereto at a later date.

          The BUILDER shall comply with any such demand which is not contradictory to this Contract, provided that any and all such demands by the Supervisor with regard to construction, arrangement and outfit of the VESSEL shall be submitted in writing to the authorized representative of the BUILDER. The BUILDER shall notify the Supervisor of the names of the persons who are from time to time authorized by the BUILDER for this purpose.

          It is agreed upon between the OWNER and the BUILDER that the modifications, alterations or changes and other measures necessary to comply with such demand may be effected at a convenient time and place at the BUILDER's reasonable discretion in view of the construction schedule of the VESSEL.

         In the event that the Supervisor shall advise the BUILDER that he has discovered and believes the construction or materials do not or will not conform to the requirements of this Contract and the BUILDER shall not agree with the views of the Supervisor in such respect, either the OWNER or the BUILDER may either seek an opinion of the Classification Society or request an arbitration in accordance with the provisions of Article XII hereof. The Classification Society or the Arbitration Board shall determine whether or not a nonconformity with the provisions of this Contract exist. If the Classification Society or the Arbitration Board enters a determination in favor of the OWNER, then in such case the BUILDER shall make the necessary alterations or changes, or if such alterations or changes cannot be made in time to meet the construction schedule for the VESSEL the BUILDER shall make fair and reasonable adjustment of the Contract Price in lieu of such alterations and changes. If the Classification Society or the Arbitration Board enters a determination in favor of the BUILDER, then the time for delivery of the VESSEL shall be extended for a period of delay in construction, if any, occasioned by such proceedings, and the OWNER shall compensate the BUILDER for the proven loss and damages (always excluding consequential damages) incurred to the BUILDER as a result of the dispute herein referred to.

         OWNER's Supervisor, at his discretion, may refuse to inspect or attend tests where adequate safety measures have not been implemented and in such event such tests/inspections shall not be deemed complete.

4.  Facilities:

     (a) The BUILDER shall furnish the Supervisor and his staff with adequate furnished office space and such other reasonable facilities according to the BUILDER's practice at or in the immediate vicinity of BUILDER's Offshore Yard and its Engineering Office as may be necessary to enable them to effectively carry out their duties as further specified in the Specifications.. The OWNER shall pay for any extra services at the BUILDER's normal rate of charge. BUILDER shall advise OWNER in advance of BUILDER's normal rate of charge for any facilities for which OWNER will be required to pay.

     (b) The BUILDER shall make available for OWNER's personnel at the OWNER's request, during the VESSEL's construction, a minimum of 15 two or three bedroom apartments furnished with the BUILDER's standard furniture, electrical facilities and utilities. If the OWNER requests the BUILDER to provide the OWNER with special furniture and facilities beyond the BUILDER's standard, any additional costs which may result therefrom, if any, will be borne by OWNER. Costs for such housing, on a monthly rental basis, will be presented to OWNER prior to occupation and shall be reimbursed by OWNER, along with metered utility and telephone charges. The BUILDER will use best efforts to furnish additional apartments requested by the OWNER.

5.  Liability of BUILDER and OWNER:

         The BUILDER agrees to fully protect, defend, indemnify and hold OWNER harmless from and against all liabilities, obligations, claims or actions for personal injury or death arising out of performance by BUILDER or OWNER of their obligations hereunder prior to the acceptance by OWNER of the VESSEL, and asserted by or on behalf of,

          (i) any   employee,   agent,  contractor,  or  subcontractor   of
              BUILDER, or

          (ii)any employee of any agent, contractor, or subcontractor of BUILDER,

    regardless of the basis of such claims and even if such claims should arise out of the sole or concurrent fault or negligence of OWNER, or any employee, agent, contractor or subcontractor of OWNER.

    Similarly, the OWNER agrees to fully protect, defend, indemnify and hold BUILDER harmless from and against all liabilities, obligations, claims or actions for personal injury or death arising out of performance by BUILDER or OWNER of their obligations hereunder prior to the acceptance by OWNER of the VESSEL, and asserted by or on behalf of,

          (i) any employee, agent, contractor, or subcontractor of OWNER, or

          (ii)any employee of any agent, contractor, or subcontractor of OWNER,

    regardless of the basis of such claims and even if such claims should arise out of the sole or concurrent fault or negligence of BUILDER, or any employee, agent or subcontractor of BUILDER.

6.  Responsibility of OWNER:

         The OWNER shall undertake and assure that the Supervisor shall carry out his duties hereunder in accordance with the normal shipbuilding practice of the BUILDER, which BUILDER represents and confirms is in all material respects in accordance with good international shipbuilding practice and in such a way so as to avoid any unnecessary increase in building cost, delay in the construction of the VESSEL, and/or any disturbance in the construction schedule of the BUILDER. The BUILDER has the right to request the OWNER to replace the Supervisor who is deemed unsuitable and unsatisfactory for the proper progress of the VESSEL's construction.

         The OWNER shall investigate the situation by sending its representative(s) to the Shipyard if necessary, and if the OWNER considers that such BUILDER's request is justified, the OWNER shall effect such replacement as soon as conveniently arrangeable.

7.  Delivery and Construction Schedule:

         Attached hereto as Exhibit 2 is a tentative Delivery and Construction Schedule, and within Sixty (60) days after the date of this Contract, BUILDER shall deliver or cause to be delivered to OWNER a final Delivery and Construction Schedule (herein, as from time to time amended with the knowledge of OWNER, referred to as the "Schedule"), prepared in reasonable detail and setting forth the estimated time table for the construction of the VESSEL, it being understood that the Schedule may be used by OWNER for purposes of verifying and measuring the progress being made under the terms of this Contract.

8.  Responsibility of BUILDER:

(a) BUILDER personnel and subcontractors which, in the sole opinion of OWNER, are found to be in violation of the safety policies established by BUILDER or those specially in place during the construction of the VESSEL, may be requested to be removed from the project by the OWNER's Supervisor. BUILDER will immediately take such actions as necessary to comply with OWNER's reasonable request.

(b) The BUILDER is to assign a dedicated safety supervisor and a sufficient number of safety inspectors to remain in effect throughout the Contract to monitor employee and subcontractor safety, scaffolding and safety netting, tank entry, work permitting procedures, electrical safety, etc. Upon request by the OWNER, the safety supervisor shall participate in OWNER's daily safety and quality meetings.

(c) The BUILDER shall provide a 24 hour fire-watch at the VESSEL construction site. In addition, at various locations around the site, fire alarm stations will be situated whereby a manual alarm may be sounded and a local emergency response team is notified and activated.

(d) BUILDER shall immediately report to OWNER all incidents and/or accidents involving injury, no matter the level of severity, including first aid, loss of property, no matter the value, as well as any identified hazards and/or near misses occurring.

    Any and all reports of hazards, accidents, incidents, or near misses will result in the immediate and full ceasing of construction activities in the affected area until such time as adequate precautions have been implemented.

(e) BUILDER hereby agrees that the cranes and other related lifting gear of the VESSEL will not be used by BUILDER during construction (except for the testing and commissioning stage), without the prior written approval of OWNER. Should such approval be given, BUILDER shall return such cranes to normal in functional respect of operation, including, but not limited to the changing of all wires.

(f) It  is  agreed  by BUILDER and OWNER that no more than  twenty  percent
    (20%), by number, of all blocks fabricated for construction of the VESSEL will be built outside of BUILDER's own yard and then only by local subcontractors. In case more than twenty percent (20%) of all blocks for the VESSEL is required by the BUILDER to be fabricated outside of BUILDER's own yard, then the BUILDER shall obtain the OWNER's prior written consent.

(g) All initial spare parts for equipment furnished by the BUILDER, ("BUILDER Furnished Equipment") , including those necessary for shipyard start-up testing and for the commissioning of equipment, shall be provided by BUILDER at BUILDER's cost. Further, BUILDER shall provide to OWNER a listing of all critical spare parts (any long lead item and those spares causing equipment to be out of service for extended periods of time) and two years operating spare parts. In addition, BUILDER agrees to specifically identify on the listing any and all ABS required spare parts. BUILDER will provide such spare parts listing to OWNER as soon as an order for equipment is placed, but in no case later than 90 days prior to VESSEL delivery. The OWNER is responsible for supplying all the equipment and material in accordance with the OWNER's Supplies list made part of the Specifications including the spare/service parts for start-up testing and commissioning and specialized tools and initial consumables for the OWNER's Supplies.

(h) BUILDER agrees that any material and/or supplies not fabricated by the BUILDER will originate from a vendor so specified in the
    Specifications. In the event procurement of material and/or supplies from the approved vendors are not available due to shortage or delay in delivery thereof to meet the BUILDER's overall construction schedule of the VESSEL, the BUILDER may mobilize and originate from other equivalent with the OWNER's consent, which shall not be unreasonably withheld.

(i) The BUILDER shall, on a monthly basis, provide OWNER with a written progress report regarding the construction of the VESSEL based on the BUILDER's standards in accordance with their procedure. Such report is to include a summary of the progress to date, the progress since the previous report and a report on weight control. In a form and frequency to be agreed, the BUILDER will furnish the OWNER a simple written report updating the progress on major milestones in the production schedule. Informal oral reports shall be furnished to the OWNER by the BUILDER upon request.

    In  addition,  BUILDER  shall include a limited  number  of  color photographs relevant to the fabrication process for the construction period of the VESSEL in the progress report. Photographs are to be 5 x 7 inches, bound in books with dates and descriptive captions. As soon as each volume is available, BUILDER shall furnish three (3) sets of books of photographs (two sent directly to OWNER's Houston office) and one (1) set of negatives to the OWNER.

(j) It is the intent of the BUILDER to seek third party engineering services in order to assist with the detailed engineering of the VESSEL. In this regard, the BUILDER agrees that it will seek the prior consent of the OWNER before the selection of a qualified
    engineering   consultant  company  is  made.  The  BUILDER   shall
    establish a detailed scope and schedule for any such third party work and submit same to the OWNER for approval.

(End of Article)

         ARTICLE V - MODIFICATIONS, CHANGES AND EXTRAS

1.  How Effected:

         The Specifications may be modified and/or changed by written request of the OWNER subject to BUILDER's approval (which approval shall not be unreasonably withheld) provided that any modifications and/or changes requested by the OWNER (or an accumulation of such modifications and/or changes) will not adversely affect the BUILDER's other commitments. The BUILDER will respond within fourteen (14) days of OWNER's request for quotation (unless otherwise agreed) of the aforementioned change. Likewise, the OWNER shall notify its approval or rejection or give its comments to BUILDER within fourteen (14) days of receipt of BUILDER's quotation. In the event of an adverse effect, the BUILDER and the OWNER shall first approve a Shipyard Change Order, before such modifications and/or changes are carried out, to any adjustment in the Contract Price, time for delivery of the VESSEL or other terms and conditions of this Contract occasioned by or resulting from such modifications and/or changes. The BUILDER hereby agrees to exert its best efforts to accommodate any reasonable request by the OWNER so that the said changes and/or modifications may be made at a reasonable cost and within the shortest period of time which is reasonably possible. Any Shipyard Change Order for modifications and/or changes shall include an agreement as to the increase or decrease, if any, in the Contract Price of the VESSEL together with an agreement as to any extension or reduction in the time of delivery, or any other alterations in this Contract occasioned by such modifications and/or changes. The aforementioned agreement may be effected only by a Shipyard Change Order signed by the authorized representatives of the parties hereto. Such Shipyard Change Orders exchanged by the parties hereto pursuant to the foregoing shall constitute an amendment, and such Shipyard Change Orders shall be incorporated into this Contract and made a part hereof. The BUILDER may make minor changes to the Specifications, if found necessary for introduction of improved production methods or otherwise, provided that the BUILDER shall first obtain the OWNER's written approval which shall not be unreasonably withheld.

2.   Changes in Rules of Classification Society, Regulations, etc.:

         If, after the date of signing this Contract, any requirements as to Classification Society, or as to the rules and regulations to which the construction of the VESSEL is required to conform, are altered or changed by the

Classification Society or regulatory bodies authorized to make such alterations or changes, either of the parties hereto, upon receipt of information thereof, shall transmit such information in full to the other party in writing, thereupon within twenty-one (21) days after receipt of the said notice from the other party, the OWNER shall instruct the BUILDER in writing if such alterations or changes shall be made in the VESSEL or not, in the OWNER's sole discretion.

    The BUILDER shall promptly comply with such alterations or changes, if any, in the construction of the VESSEL, provided that the OWNER shall first agree:

(a) To any increase or decrease in the Contract Price of the VESSEL that is reasonably occasioned by the cost of such compliance;

(b) To any reasonable extension in the time of delivery of the VESSEL that is necessary due to such compliance;

(c) To any reasonable deviation in the contractual displacement of the VESSEL, if compliance results in an altered displacement, or any other reasonable alterations in the terms of this Contract or of the Specifications or both, if compliance makes such alterations of terms necessary.

    Such agreement of the OWNER may be effected in the same manner as provided in Paragraph 1 of this Article for modifications and/or changes of the Specifications.

3.  Substitution of Materials:

    In the event that any of the materials required by the Specifications or otherwise under this Contract for the construction of the VESSEL can not be procured in time to effect delivery of the VESSEL, or are in short supply, the BUILDER may, provided the OWNER so agrees in writing, supply other materials and equipment of the best available and like quality, capable of meeting the requirements of the Classification Society and of the rules, regulations, requirements and recommendations with which the construction of the VESSEL must comply. Any agreement as to such substitution of materials shall be effected in the manner as provided in Paragraph 1 of this Article, and shall, likewise, include decrease or increase in the Contract Price and other terms and conditions of this Contract affected by such substitution.

4.   Pricing Mechanism for Change Orders

     The parties agree that the following principles for the pricing of change orders shall apply:

     i)   mark-up will be 12.5% of net price of materials;

     ii)  all other costs at unit rates;

     iii) for credits, 100% of net price for deletion of materials will be used; and

     iv) no additional engineering costs for items already added pursuant to the construction of the RBS-6.

(End of Article)

               ARTICLE VI - TRIALS AND ACCEPTANCE

1.  Notice:

         The sea trial shall start when the VESSEL is reasonably completed in all material respects according to the Specifications.

         The BUILDER shall give the OWNER at least Twenty(20) days estimated prior notice and Seven (7) days confirming prior notice in writing or by telex or telefax confirmed in writing of the time and place of the trial run of the VESSEL, and the OWNER shall promptly acknowledge receipt of such notice. The OWNER shall have its representative and his assistant(s) on board the VESSEL to witness such trial run.

         Failure in attendance of the OWNER's representative at the trial run of the VESSEL for any reason whatsoever after due notice to the OWNER as above provided shall be deemed to be a waiver by the OWNER of its right to have its representative on board the VESSEL at the trial run, and the BUILDER may conduct the trial run without attendance of the OWNER's representative, and in such case the OWNER shall be obligated to accept the VESSEL on the basis of certificates of the Classification Society and a certificate of the BUILDER stating that the VESSEL, upon trial run, is found to conform to this Contract.

2.  Weather Condition:

         The trial run shall be carried out under the weather condition which is deemed favorable enough by the judgement of both the OWNER and the BUILDER. In the event of unfavorable weather on the date specified for the trial run, the same shall take place on the first available day thereafter that the weather condition permits. It is agreed that, if during the trial run of the VESSEL, the weather should suddenly become so unfavorable that orderly conduct of the trial run can no longer be continued, the trial run shall be discontinued and postponed until the first favorable day next following, unless the OWNER shall assent in writing to acceptance of the VESSEL on the basis of the trial run already made before such discontinuance has occurred.

         Any delay of trial run caused by such unfavorable weather condition shall operate to postpone the Delivery Date by the period of the delay involved and such delay shall be deemed as permissible delay in the delivery of the VESSEL.

3.  How Conducted:

     (a) The VESSEL shall run the official trial run in the manner as specified in the Specifications.

     (b) All expenses in connection with the trial run are to be for account of the BUILDER and the BUILDER shall provide, at its own expense, the necessary crew to comply with conditions of safe navigation.

     (c) OWNER shall furnish complete procedures and supervision for the installation, testing and recommissioning for the BOP stack.

4.  Method of Acceptance or Rejection:

     (a) Upon completion of the trial run, the BUILDER shall give the OWNER a notice by telex confirmed in writing of completion of the trial run, as and if the BUILDER considers that the results of trial run indicate conformity of the VESSEL to this Contract and the Specifications. The OWNER shall, within Five (5) days after receipt of such notice from the BUILDER, notify the
         BUILDER by telex or telefax confirmed in writing of its acceptance or rejection of the trial results.

     (b) However, if the result of the trial run is unacceptable, or if the VESSEL, or any part or equipment thereof, (except a defect in the OWNER's Supplies not the responsibility of the BUILDER) does not conform to the requirements of this Contract and/or the
         Specifications,   or   if  the  BUILDER  is   in   agreement   to
         non-conformity as specified in the OWNER's notice of rejection, then, the BUILDER shall take necessary steps to correct such non-conformity.

         The VESSEL may be redocked in the event of unsatisfactory sea-trial results for the dynamic positioning and/or thruster systems, or other major system malfunction which cannot be repaired afloat.

         Upon completion of correction of such non-conformity, and re-test or trial if necessary, the BUILDER shall give the OWNER notice thereof by telex or telefax confirmed in writing.

         The OWNER shall, within Five (5) days after receipt of such notice from the BUILDER, notify the BUILDER of its acceptance or rejection of the VESSEL's conformity by telex or telefax confirmed in writing.

     (c) If any event that the OWNER rejects the VESSEL, the OWNER shall indicate in detail in its notice of rejection in what respect the VESSEL, or any part or equipment thereof (except a defect in the OWNER's Supplies not the responsibility of the BUILDER) does not conform to this Contract and/or the Specifications.

     (d) In the event that the OWNER fails to notify the BUILDER by telex or telefax confirmed in writing of the acceptance of or the rejection together with the reason therefor of the VESSEL within the period as provided in the above Sub-paragraph (a) or (b), the OWNER shall be deemed to have accepted the trial results and/or the VESSEL, as appropriate.

     (e) Any dispute between the BUILDER and the OWNER as to the conformity or non-conformity of the VESSEL to the requirements of this Contract and/or the Specifications shall be submitted for final decision in accordance with Article XII hereof.

5.   Effect of Acceptance:

         Acceptance of the VESSEL as above provided in Paragraphs 4(a) or 4(b) of this Article VI shall be final and binding so far as conformity of the VESSEL to this Contract is concerned and shall preclude the OWNER from refusing formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all other procedural requirements for delivery as provided in Article VII hereof. However, the OWNER's acceptance of the VESSEL shall not affect the OWNER's rights under Article IX hereof.

6.  Disposition of Surplus Consumable Stores:

         Any fuel oil furnished and paid for by the BUILDER for trial runs remaining on board the VESSEL, at the time of acceptance of the VESSEL by the OWNER, shall be bought by the OWNER from the BUILDER at the BUILDER's purchase price for such supply and payment by the OWNER thereof shall be made at the time of delivery of the VESSEL. The
    BUILDER shall pay the OWNER at the time of delivery of the VESSEL an amount for the consumed quantity of any lubricating oil and greases which were furnished and paid for by the OWNER at the OWNER's purchase price thereof.

(End of Article)

                     ARTICLE VII - DELIVERY

1.   Time and Place:

         The VESSEL shall be delivered by the BUILDER to the OWNER at the Shipyard in Ulsan, Korea within November 1, 2000(unless delays occur in the construction of the VESSEL or in any performance required under this Contract due to causes which under the terms of this Contract permit postponement of the date of delivery, in which event, the aforementioned date for delivery of the VESSEL shall be changed accordingly) or, such earlier date after completion of the VESSEL according to this Contract and the Specifications.

         The aforementioned date, or such earlier or later date to which the requirement of delivery is advanced or postponed pursuant to this Contract, is herein called the "DELIVERY DATE11.

2.  When and How Effected:

         Provided that the BUILDER and the OWNER shall have fulfilled all of their obligations stipulated under this Contract, the delivery of the VESSEL shall be effected forthwith by the concurrent remittance of the fourth installment in accordance with Article II, Section 5(c) and delivery by each of the parties hereto to the other of the PROTOCOL OF DELIVERY AND ACCEPTANCE, acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the OWNER.

3.  Documents to be delivered to OWNER:

         Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the OWNER the following documents, which shall accompany the PROTOCOL OF DELIVERY AND ACCEPTANCE:

(a) PROTOCOL OF TRIALS of the VESSEL made pursuant to the Specifications;

(b) PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts and the like, as specified in the Specifications;

(c) PROTOCOL OF STORES OF CONSUMABLE NATURE referred to under paragraph 6 of Article VI hereof;

(d) ALL CERTIFICATES, including the BUILDER's CERTIFICATE required to be furnished upon delivery of the VESSEL pursuant to this Contract and the Specifications;

    It is agreed that if, through no fault on the part of the BUILDER, the Classification certificates and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall be accepted by the OWNER, provided that the BUILDER shall furnish the OWNER with the formal certificates as promptly as possible after such certificates have been issued.

    Application and certificate for statutory inspections by the United States Coast Guard in the Gulf of Mexico, if any, shall be arranged by the OWNER at its expense.

(e) DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the OWNER free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the OWNER's title thereto, and in particular that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by Governmental
    Authorities, as well as all liabilities of the BUILDER to its subcontractors, employees and crew, and of the liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery;

(f) DRAWINGS AND PLANS pertaining to the VESSEL as stipulated in the Specifications;

(g)  COMMERCIAL INVOICE;

(h) Necessary export licenses, permits, and clearances by the Korean Government to enable the VESSEL to sail from Ulsan, Korea following delivery; and

(i) DRAWINGS/OPERATING MANUALS. All documentation, including, but not limited to complete, as-built drawings, operations manuals, commissioning reports, inclining reports, major/minor equipment certifications, sea trial reports, spare parts list and BUILDER's vendor's documentation will be furnished by BUILDER to OWNER on or before the delivery of the VESSEL.

4.  Tender of VESSEL:

         If the OWNER fails to take delivery of the VESSEL after completion thereof according to this Contract and the Specifications without any justifiable reason, the BUILDER shall have the right to tender delivery of the VESSEL after accomplishment of all BUILDER's obligations as provided herein.

5.  Title and Risk:

         Title to and risk of loss of the VESSEL shall pass to the OWNER only upon the delivery and acceptance thereof having been completed as stated above; it being expressly understood that, until such delivery is effected, title to and risk of damage to or loss of the VESSEL and her equipment shall be in the BUILDER.

6.  Removal of VESSEL:

          The OWNER shall take possession of the VESSEL immediately upon delivery and acceptance thereof and shall remove the VESSEL from the premises of the Shipyard within Seven (7) days after delivery and acceptance thereof is effected.

          If the OWNER shall not remove the VESSEL from the premises of the Shipyard within the aforesaid Seven (7) days, in such event, the OWNER shall pay to the BUILDER the reasonable mooring charges of the VESSEL.

(End of Article)


              ARTICLE VIII - DELAYS AND EXTENSION OF TIME FOR
                         DELIVERY (FORCE MAJEURE)

1.   Causes of Delay (Force Majeure):

          If, at any time either the construction or delivery of the VESSEL or any performance required hereunder as a prerequisite to the delivery thereof is delayed by any of the following events; namely war, acts of state or government, blockade, revolution, insurrections, mobilization, civil commotion, riots, strikes, sabotage, lockouts, Acts of God or the public enemy, plague or other epidemics, quarantines, prolonged failure of electric current, freight embargoes, or defects in major forgings or castings, if any, or shortage of materials, machinery or equipment in inability to obtain delivery or delays in delivery of materials, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the BUILDER to be delivered in time, or defects in materials, machinery or equipment which could not have been detected by the BUILDER using reasonable care, or earthquakes, tidal waves, typhoons, hurricanes, prolonged or unusually severe weather conditions or delay in the construction of the BUILDER's other newbuilding projects in the same yard due to any such causes as described in this Article which in turn delay the keel laying and eventual delivery of the VESSEL in view of the Shipyard's overall building program or the BUILDER's performance under this Contract, or by destruction of the premises or works of the BUILDER or its sub-contractors, or of the VESSEL, or any part thereof, by fire, landslides, flood, lightning, explosion, or other causes beyond the control of the BUILDER, or its sub-contractors, as the case may be, or for any other causes which, under terms of this Contract, authorize and permit extension of the time for delivery of the VESSEL, then, in the event of delays due to the happening of any of the aforementioned contingencies, the Delivery Date of the VESSEL under this Contract shall be extended for a period of time which shall not exceed the total accumulated time of all such delays.

2.   Notice of Delay:

          Within Fourteen (14) days after the date of occurrence of any cause of delay, on account of which the BUILDER claims that it is entitled under this Contract to a postponement of the Delivery Date, the BUILDER shall notify the OWNER in writing or by telex or telefax confirmed in writing of the date when such cause of delay occurred. Likewise, within Fourteen (14) days after the date of ending of such cause of delay, the BUILDER shall notify the OWNER in writing or by telex or telefax confirmed in writing of the date when such cause of delay ended. The BUILDER shall also notify promptly the OWNER of the period, by which the Delivery Date is postponed by reason of such cause of delay. If the BUILDER does not give the timely advice as above, the BUILDER shall lose the right to claim such delays as permissible delay.

         Failure of the OWNER to acknowledge the BUILDER's claim for postponement of the Delivery Date within fourteen (14) days after receipt by the OWNER of such notice of claim shall be deemed to be a waiver by the OWNER of its right to object to such postponement of the Delivery Date.

3.  Definition of Permissible Delay:

         Delays on account of such causes as specified in Paragraph 1 of this Article and any other delay which under the terms of this Contract permits postponement of the Delivery Date shall be understood to be permissible delays and are to be distinguished from unauthorized delays on account of which the Contract Price is subject to adjustment as provided for in Article III hereof.

4.  Right to Rescind for Excessive Delay:

     (a) If the total accumulated time of all delays claimed by the BUILDER on account of the causes specified in Paragraph 1 of this Article, excluding other delays of the nature which under the terms of this Contract permit postponement of the Delivery Date, amounts to One Hundred Eighty (180) days or more, then, in such event, the OWNER may rescind this Contract in accordance with the provisions of Article X hereof.

          The BUILDER may, at any time after the accumulated time of the aforementioned delays justifying rescission by the OWNER, demand in writing that the OWNER shall make an election, in which case the OWNER shall, within fourteen (14) working days after such demand is received by the OWNER either notify the BUILDER of its intention to rescind this Contract, or consent to a postponement of the Delivery Date to a specified future date, which date
          BUILDER represents to OWNER is the earliest date BUILDER can deliver the VESSEL to OWNER, based on the circumstances then known, it being understood by the parties hereto that if the VESSEL is not delivered by such future date, the OWNER shall have the same right of rescission upon the same terms and conditions as hereinabove provided.

    (b) If at any time during the term of this Contract, BUILDER falls more than 270 days behind in the construction of the VESSEL according to the Delivery and Construction Schedule, for any reason whatsoever, and whether as a result of permissible delay or otherwise, OWNER shall be entitled to give written notice to BUILDER that OWNER considers BUILDER in material default of its obligations under this Contract, and if BUILDER has not cured such default within Thirty (30) days after receipt of such notice, OWNER shall have the right to rescind this Contract in accordance with the provisions of Article X hereof.

(End of Article)

                ARTICLE IX - WARRANTY OF QUALITY

1.   Guarantee:

         The BUILDER, for the period of Twelve (12) months after delivery of the VESSEL (hereinafter called "Guarantee Period"), guarantees the VESSEL and her engines, including all parts and equipment manufactured, furnished or installed by the BUILDER or its subcontractors under this Contract, and including the machinery, equipment and appurtenances thereof (including the installation work performed or required to be performed by BUILDER under this Contract for the OWNER supplied or furnished equipment), under the Contract but excluding any item which is supplied or designated by the OWNER or by any other bodies on behalf of the OWNER, against all defects and all damages to the VESSEL resulting therefrom occurring within the Guarantee Period which are due to defective material, design and/or poor workmanship or negligent or other improper acts or omissions on the part of the BUILDER or its subcontractors (hereinafter called the "Defect" or "Defects") and are not a result of accident, ordinary wear and tear, misuse, mismanagement, negligent or other improper acts or omissions or neglect on the part of the OWNER, its employee or agents.

         The BUILDER shall arrange for the OWNER to obtain a five (5) year guarantee after delivery of the VESSEL for the paint materials and the ballast tank coatings through the paint manufacturer selected by the BUILDER. But, the BUILDER's guarantee for the ballast tank coating shall be in no event longer than one (1) year after delivery of the VESSEL unless major repairs as defined in Clause 3 of this Article have arisen. Such additional extended guarantee shall proceed between the OWNER and the selected manufacturer arranged by the BUILDER. Final selection of the ballast tank coatings manufacturer is subject to the approval of the OWNER, not to be unreasonably withheld.

2.  Notice of Defects:

         The OWNER shall notify the BUILDER in writing, or by telex confirmed in writing, of any Defect for which claim is made under this guarantee, as promptly as possible after discovery thereof. The OWNER's written notice shall describe in detail the nature, cause and extent of the Defects.

         The BUILDER shall have no obligation for any Defect discovered prior to the expiry date of the Guarantee Period, unless notice of such Defect or any damage resulting therefrom is received by the BUILDER not later than Ten (10) BUILDER's working days after the expiry date of the Guarantee Period.

3.  Remedy of Defects:

(a) The BUILDER shall remedy, at its expense, any Defect against which the VESSEL is guaranteed under this Article, by making all necessary repairs or replacements at the Shipyard.

(b) However, if it is impracticable to bring the VESSEL to the Shipyard, the OWNER may cause the necessary repairs or replacements to be made elsewhere which is deemed suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials to the VESSEL, unless forwarding or supplying thereof to the VESSEL would impair or delay the operation or working schedule of the VESSEL. In the event that the OWNER proposes to cause the necessary repairs or replacements for the VESSEL to be made at any other shipyard or works than the Shipyard, the OWNER shall first, but in all events as soon as possible, give the BUILDER notice in writing or by telex or telefax confirmed in writing of the time and place when and where such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) the nature, cause and extent of the Defects complained of. The BUILDER shall, in such case, promptly advise the OWNER by telex or telefax, after such examination has been completed, of its acceptance or rejection of the Defects as ones that are covered by the guarantee herein provided. Upon the BUILDER's acceptance of the Defects as justifying remedy under this Article, or upon award of the arbitration so determining, the BUILDER shall pay to the OWNER for such repairs or replacements a sum equa to the reasonable cost of making the same repairs or replacements in a first class Korean shipyard, at the prices prevailing at the time of such repairs or replacements are made. The guarantee works shall be settled regularly during the Guarantee Period. The actual reimbursement for the guarantee shall be made in a lump sum at the expiry of the Guarantee Period.

(c) In any case, the VESSEL shall be taken, at the OWNER's cost and responsibility, to the place elected, ready in all respects for such repairs or replacement.

(d) Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XII hereof.

(e) Repairs under this Article are guaranteed for the balance of the period set out in paragraph 1 of this Article but for major repairs are guaranteed for the longer of the balance of the period set out in paragraph 1 of this Article or 6 months from the date of completion of major repairs, but in no event longer than 18 months after the Delivery Date. For purposes hereof, "major repairs" shall be defined as a repair costing more than One Hundred Fifty Thousand United States Dollars (US$150,000)

4.   Extent of BUILDER's Responsibility:

(a) The BUILDER shall have no responsibility or liability for any other defect whatsoever in the VESSEL other than the Defects specified in Paragraph 1 of this Article, other than to repair all damages to the VESSEL discovered within the Guarantee Period and resulting from or caused by the Defects which are not attributable to the OWNER's (i) improper acts or omissions, (ii) negligence, or (iii) misuse.

     Nor shall the BUILDER in any circumstances be responsible or liable for any consequential or special loss, damage or expense, including, but not limited to, loss of time, loss of profit or earnings or demurrage directly or indirectly occasioned to the OWNER by reason of the Defects specified in Paragraph 1 of this Article or due to repairs or other works done to the VESSEL to remedy such Defects.

(b) The BUILDER shall not be responsible for any defect in any part of the VESSEL which may, subsequently to delivery of the VESSEL, have been replaced or repaired in any way by any other contractor, unless done pursuant to Paragraph 3 (b) of this Article, or for any defect which have been caused or aggravated by omission or improper use and maintenance of the VESSEL on the part of the OWNER, its servants or agents or by ordinary wear and tear or by any other cause beyond control of the BUILDER (other than aggravation of defect or results of defect resulting from the use or operation of the VESSEL after knowledge of same by OWNER, where such continued use or operation was unavoidable to preserve or protect the safety of the VESSEL or her crew).

(c) The guarantee contained as hereinabove in this Article replaces and excludes any other liability, guarantee, warranty and/ or condition imposed or implied by the law, customary, statutory or otherwise, by reason of the construction and sale of the VESSEL by the BUILDER for and to the OWNER.

5.   Guarantee Engineer:

          The BUILDER shall, at the request of the OWNER, appoint a maximum of two (2) Guarantee Engineers to serve on the VESSEL as its representative for a period of up to Three (3) months from the date the VESSEL is delivered. However, if the OWNER shall deem it necessary to keep the Guarantee Engineers on the VESSEL for a longer period, then they shall remain on board the VESSEL after the said three (3) months, up to but not longer than Six (6) months from the delivery of the VESSEL.

          The OWNER, and its employees, shall give such Guarantee Engineers full cooperation in carrying out their duties as the representative of the BUILDER on board the VESSEL.

          The OWNER shall accord the Guarantee Engineers treatment comparable to the VESSEL's Chief Engineer, and shall provide board and lodging at no cost to the BUILDER or the Guarantee Engineers. The BUILDER and the OWNER shall, prior to delivery of the VESSEL, execute a separate agreement regarding the Guarantee Engineers, including an appropriate mutual hold harmless agreement.

          While the Guarantee Engineers are on board the VESSEL, the OWNER shall pay to the Guarantee Engineers the sum of US$5,000 per month, the expenses of their repatriation to Korea by air upon termination of their service, the expenses of their communication with the BUILDER incurred in performing their duties and expenses, if any, of their medical and hospital care in the VESSEL's hospital.

          BUILDER will have the option, at BUILDER's sole risk and expense, to place a maximum of two (2) Guarantee Engineers on board the VESSEL for a period of up to six (6) months. The OWNER will provide board, lodging, communications and general working support services at no cost to the BUILDER or the Guarantee Engineers but all other expenses shall be for the sole account of BUILDER.

(End of Article)

                ARTICLE X - RESCISSION BY OWNER

1.  Notice:

         The payments made by the OWNER prior to delivery of the VESSEL shall be in the nature of advances to the BUILDER, and in the event that the VESSEL after sea trial is rejected by the OWNER or the Contract is rescinded by the OWNER in accordance with the terms of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the OWNER to do so, then the OWNER shall notify the BUILDER in writing or by telex confirmed in writing, and such rescission shall be effective as of the date when notice thereof is received by the BUILDER.

2.  Refundment by BUILDER:

         In case the BUILDER receives the notice stipulated in Paragraph 1 of this Article, the BUILDER shall promptly refund to the OWNER the full amount of all sums paid by the OWNER to the BUILDER on account of the VESSEL, together with the interest thereon, unless the BUILDER proceeds to the arbitration under the provisions of Article XII hereof.

         In the event of such rescission by the OWNER, the BUILDER shall pay the OWNER interest at the rate of Eight percent (8%) per annum on the amount required herein to be refunded to the OWNER, computed from the date following the respective date on which such sums were paid by the OWNER to the BUILDER to the date of remittance by transfer of such refund to the OWNER by the BUILDER, provided, however, that if the said rescission by the OWNER is made under the provisions of Paragraph 4 of Article VIII hereof, then in such event the BUILDER shall pay the OWNER interest at the rate of Four percent (4%) per annum. on the sums refundable.

         As security for refund of installments prior to delivery of the VESSEL, the BUILDER shall furnish to OWNER, prior to the due date of the first installment, with a letter of guarantee covering the amount of such pre-delivery installments and issued by the BUILDER's BANK in favor of the OWNER. Such letter of guarantee shall have substantially the same form and substance as Exhibit "All annexed hereto.

3.   Discharge of Obligations:

          Upon such refund by the BUILDER to the OWNER, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged, without prejudice, however,to any claims either party may have resulting from the other party's breach of any of its obligations under this Contract.

(End of Article)


                  ARTICLE XI - OWNER'S DEFAULT

1.  Definition of Default:

         The OWNER shall be deemed to be in default of its performance of obligations under this Contract in the following cases:

     (a) If the first, second or third installment is not paid by the OWNER to the BUILDER within Five (5) banking days in New York after such installment becomes due and payable as provided in
         Article II hereof; or

     (b) If the fourth installment is not paid by the OWNER to the BUILDER in New York at the time such installment becomes due and payable upon delivery of the Vessel as provided in Article II hereof; or

     (c) If the increased amount in the Contract Price as adjusted due and payable upon delivery of the VESSEL is not paid by the OWNER concurrently with delivery of the VESSEL as provided in Article II hereof; or

     (d) If the OWNER, when the VESSEL is duly tendered for delivery by the BUILDER in accordance with the provisions of this Contract, fails to accept the VESSEL within Five (5) days from the tendered date without any specific and valid ground thereof under this Contract.

2.   Effect of Default on or before Delivery of VESSEL:

     (a) Should the OWNER make default in payment of any installment of the Contract Price on or before delivery of the VESSEL, the OWNER shall pay the installment(s) in default plus accrued interest thereon at the rate of eight percent (8%) per annum. computed from the due date of such installment to the date when the BUILDER receives the payment, and, for the purpose of Paragraph 1 of Article VII hereof, the Delivery Date of the VESSEL shall be automatically extended by a period of continuance of such default by the OWNER.

In any event of default by the OWNER, the OWNER shall also pay all charges and expenses incurred to the BUILDER in direct consequence of such default.

     (b) If any default by the OWNER continues for a period of Ten (10) days, the BUILDER may, at its option, rescind this Contract by giving notice of such effect to the OWNER by telex or telefax confirmed in writing.

                             XI-1
         Upon dispatch by the BUILDER of such notice of rescission, this Contract shall be forthwith rescinded and terminated. In the event of such rescission of this Contract, the BUILDER shall be entitled to retain any installment or installments already paid by the OWNER to the BUILDER on account of this Contract and the OWNER's Supplies, if any.

3.  Disposal of VESSEL:

     (a) In the event that this Contract is rescinded by the BUILDER under the provisions of Paragraph 2(b) of this Article, the BUILDER must, at its sole discretion, either complete the VESSEL and sell the same, or sell the VESSEL in its incomplete state, free of any right or claim of the OWNER. Such sale of the VESSEL by the BUILDER shall be either by public auction or private contract at the BUILDER's sole discretion and on such terms and conditions as the BUILDER shall deem fit.

     (b) On sale of the VESSEL, the amount of the sale proceeds received by the BUILDER shall be applied firstly to all expenses attending such sale or otherwise incurred to the BUILDER as a result of the OWNER's default, secondly to the payment of all costs and expenses of construction of the VESSEL incurred to the BUILDER less OWNER's Supplies and the installments already paid by the OWNER, and then to the compensation to the BUILDER for a reasonable loss of profit due to rescission of this Contract, and finally to the repayment to the OWNER if any balance is obtained.

     (c) If the proceeds of sale are insufficient to pay such total costs and loss of profit as aforesaid, the OWNER shall promptly pay the deficiency to the BUILDER upon request.

4.  Dispute:

         Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XII hereof.

(End of Article)


                   ARTICLE XII - ARBITRATION

1.  Decision by the Classification Society:

         If any dispute arises between the parties hereto in regard to the design and/or construction of the VESSEL, its machinery and equipment, and/or in respect of the materials and/or workmanship thereof and/or thereon, and/or in respect of interpretations of this Contract, the
    parties   may   by   mutual  agreement  refer  the   dispute   to   the
    Classification Society or to such other expert as may be mutually agreed between the parties hereto, and whose decision shall be final, conclusive and binding upon the parties hereto.

2.   Proceedings of Arbitration:

         In the event that the parties hereto do not agree to settle a dispute according to Paragraph 1 of this Article and/or in the event of any other dispute of any kind whatsoever between the parties and relating to this Contract or its rescission or any stipulation herein, such dispute shall be submitted to arbitration in London. Each party shall appoint an arbitrator and the two arbitrators so appointed shall appoint an Umpire. If the two arbitrators are unable to agree upon an Umpire within Twenty (20) days after appointment of the second arbitrator, either of the said two arbitrators may apply to the President for the time being of the London Maritime Arbitrators Association to appoint the Umpire, and the two arbitrators and the Umpire shall constitute the Arbitration Board. Such arbitration shall be in accordance with and subject to the provisions of the British
    Arbitration Act 1979, or any statutory modification or re-enactment thereof for the time being in force.

         Either party may demand arbitration of any such dispute by giving notice to the other party. Any demand for arbitration by either of the parties hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration. within Fourteen (14) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator and give notice in writing of such appointment to the party demanding arbitration. If a party fails to appoint an arbitrator as aforementioned within Fourteen
    (14) days following receipt of notice of demand for arbitration by the other party, the party failing to appoint an arbitrator shall be deemed to have accepted and appointed, as its own arbitrator, the arbitrator appointed by the party demanding arbitration and the arbitration shall proceed before this sole arbitrator who alone in such event shall constitute the Arbitration Board.

         The award of the Arbitration Board shall be final and binding on both parties.

3.  Notice of Award:

         The award decision shall immediately be communicated to the OWNER and the BUILDER by facsimile and confirmed in writing.

4.  Expenses:

         The Arbitration Board shall determine which party shall bear the expenses of the arbitration or the portion of such expenses which each party shall bear.

5.  Entry in Court:

         In case of failure by either party to respect the award of the Arbitration Board, the judgement may be entered in any proper court having jurisdiction thereof to enforce such award.

6.  Alteration of Delivery Date:

         In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the award may include any adjustment of the Delivery Date which the Arbitration Board may deem appropriate.

(End of Article)


              ARTICLE XIII - SUCCESSOR AND ASSIGNS

     Neither of the parties hereto shall assign this Contract to any other individual or company unless prior consent of the other party is given in writing, such consent not to be unreasonably withheld, provided however, that the OWNER shall be freely entitled to assign this Contract to an Affiliated Company without the prior approval of BUILDER. For the purposes of any such assignment, "Affiliated Company" means a company or other legal entity which controls or is controlled by OWNER, or which is controlled by an entity which controls the OWNER. For purposes hereof, control means the ownership, directly or indirectly, of fifty percent (50%) or more of the shares or voting rights in a company or legal entity. Upon giving notice to the BUILDER of such assignment, the assignor shall, to the extent assigned, have no further obligation thereunder. The notice given by OWNER of such assignment shall include a reasonable explanation of the purpose of the assignment and shall provide sufficient information so as to allow the BUILDER to advise the BUILDER's Bank regarding any amendment of the name of the beneficiary of the Refund Guarantee provided for in Article X hereof. Upon such assignment, the OWNER shall provide to BUILDER a copy of any assignment made pursuant hereto.

     In the event of any assignment pursuant to the terms of this Contract, the assignee shall succeed to all of the assigned rights, responsibilities, duties and obligations of the assignor under this Contract and, to the extent assigned, the assignor shall have no further right or obligation hereunder. Should OWNER assign this Contract, any assignee or subsequent assignee of this Contract shall succeed to the rights of the OWNER to further assign this Contract under this Article XIII.

(End of Article)

                 ARTICLE XIV - TAXES AND DUTIES

1.  Taxes and Duties Incurred in Korea:

          The BUILDER shall bear and pay all taxes, duties, stamps and fees incurred in Korea in connection with execution and/or performance of this Contract as the BUILDER, and any taxes and duties imposed in Korea upon the OWNER's Supplies resulting from the failure attributable to the BUILDER in taking all appropriate action to have such OWNER's Supplies imported into Korea under bond for ultimate export with the VESSEL following delivery.

2.   Taxes and Duties Incurred Outside Korea:

          The OWNER shall bear and pay all taxes (other than taxes on income imposed on BUILDER), duties, stamps and fees incurred outside Korea in connection with execution and/or performance of this Contract as the OWNER, except for taxes and duties imposed upon those items (other than OWNER's Supplies) to be procured by or for the BUILDER for construction of the VESSEL which shall be the responsibility of the BUILDER.

(End of Article)


            ARTICLE XV - PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1.   Patents:

         Except as to OWNER's provided basic design, specifications and OWNER's Supplies, BUILDER agrees to defend, indemnify and hold OWNER harmless from any liability or claims of patent infringement of any nature or kind (including legal fees and expenses) relating to the infringement or claimed infringement of patent rights of any third party with respect to any material, service, process, or apparatus covered by this Contract, or their use for their intended purpose.

         With regards to the performance of the current Contract, OWNER shall defend, indemnify and hold BUILDER harmless from all claims of infringement of patent rights of any third party related to (i) processes supplied by OWNER or (ii) OWNER's Supplies.

         Except as otherwise provided for in this Agreement, nothing contained herein shall be construed as transferring any rights in any patents, trademarks or copyrights utilized in the performance of this Contract.

2.  General Plans, Specifications and Working Drawings:

     (a) The OWNER retains the right to use the Specifications to inspect and/or verify the work performed by the BUILDER hereunder or to make repairs or modifications to the VESSEL or to use or operate the VESSEL

     (b) It is specifically agreed that the Contract Price does not include provision for BUILDER's obtaining or having obtained any and all necessary design rights from R&B Falcon Drilling Co. and Ishikawajima-Harima Heavy Industries Co., Ltd. and/or their parent, affiliated or subsidiary companies (hereinafter "Designer") nor payment of any and all design and/or royalty fees and that same has or will be obtained/paid by OWNER.

3.   License

    The VESSEL is being constructed pursuant to a design supplied by OWNER and ISHIKAWAJIMA-HARIMA HEAVY INDUSTRIES CO., LTD. ("IHI"). It is agreed between OWNER and BUILDER that BUILDER will not construct another rig of the RBS8-D design without seeking the agreement of OWNER and IHI, nor will BUILDER disclose RBS8-D design to any third parties who are not related to the execution of this Contract, without prior consent of both OWNER and IHI.

    BUILDER and OWNER agree on the following principals regarding the licensing of the OWNER/IHI design:

    (a)  OWNER   and   IHI  (referred  in  this  article  collectively   as
         "LICENSORS") are the joint owners of the design of "RBS8-D" Type semisubmersible Drilling Unit.

    (b) In order to protect the rights of the LICENSORS as joint owners of RBS8-D design, LICENSORS agree to grant BUILDER a non-exclusive license to construct and to sell RBS8-D designed Drilling Units only to OWNER.

    (c) The license granted to BUILDER shall not confer the right to grant a sublicense to any third party.

    (d) The  arrangement  and  outfitting of  RBS8-D  may  be  modified  by
         BUILDER   to   suit  their  production  facilities  or   for   the
         requirement of OWNER or by normal detail design progress.

    (e) BUILDER agrees to maintain confidential all information provided which is the property of LICENSORS and such information will be returned upon LICENSORS' request.

(End of Article)

                      ARTICLE XVI - OWNER'S SUPPLIES

1.   Responsibility of OWNER:

         (a) The OWNER shall, at its own risk, cost and expense, supply and deliver to the BUILDER all of the items to be furnished by the OWNER as specified in the Specifications (herein called the OWNER's Supplies) to a first point of arrival (the port of Pusan or other places as may be agreed between the parties) in Korea in good condition. Once delivered to the first point of arrival in Korea, the OWNER's Supplies will be at the BUILDER's risk. Upon transportation of the OWNER's Supplies to the shipyard and after customs clearance, the BUILDER shall make a visual inspection of OWNER's Supplies and report to OWNER any apparent damage to the OWNER's Supplies. OWNER and BUILDER shall inspect the OWNER's Supplies after customs clearance and upon arrival thereof at the Shipyard to determine through visual examination whether the OWNER's Supplies comply with the contractual specifications or have been damaged during the transportation. If as the result of such inspections, (i) any defect to the OWNER's Supplies is found, or (ii) any damage to the OWNER's Supplies occurring prior to arrival at the shipyard is found, then all the remedies and replacements thereof are the responsibility of the OWNER. Any delay or direct expenses regarding the construction of the VESSEL resulting solely from OWNER's failure to have the OWNER's Supplies delivered in Korea as agreed herein shall be the OWNER's responsibility. Risk of transportation within Korea to the
          Shipyard and risk of offloading, uncrating and storage of the OWNER's Supplies upon their arrival at the Shipyard will be with BUILDER. However, the cost for inland transportation, customs clearance, insurance for inland transportation and other costs, if any, for the OWNER's Supplies shall be one half of one percent (0.5%) of the OWNER's Supplies amount on the C.I.F. value basis for those delivered to Mipo port outside the shipyard, Ulsan or one percent (1.0%) for those delivered to Pusan Port, Pusan, which shall be paid by the OWNER to the BUILDER together with the payment of the 5th installment pursuant to Article II hereof. In case such OWNER's Supplies are delivered directly to the Shipyard or Mipo Port in the Offshore Yard by the OWNER, the applicable cost (rate) shall be reduced to zero point zero percent (0.0%) of the OWNER's Supplies amount on the basis of C.I.F. value, except OWNER will pay for customs clearance or any third party costs. OWNER's Supplies sent to ports nearby the Shipyard will be assessed charges for transportation, customs clearance fee, harbor union fee, pilotage and other costs that are incurred by the BUILDER to facilitate delivery of the OWNER's Supplies to the Shipyard. These fees will be charged at actual direct cost. Any loss of or damage to the OWNER's Supplies after they are in the custody of the BUILDER will be for the account of the BUILDER and BUILDER will replace or repair any OWNER's Supplies that may be lost or damaged, and a subsequent delay due to the foregoing and resulting cost impact will be the BUILDER's responsibility. BUILDER agrees and acknowledges that any or all of the OWNER's Supplies may arrive at the Shipyard in individual parts or as component parts to be placed in or made a part of a larger system or module. The BOP is to arrive in not more than four (4) main components.

     (b) In order to facilitate detailed design and installation by the BUILDER of the OWNER's Supplies in or on the VESSEL, the OWNER shall furnish the BUILDER with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations of the Specifications. If so requested by the BUILDER, the OWNER, without any charge to the BUILDER, shall cause the representatives of the manufacturers of the OWNER's Supplies to advise the BUILDER in installation thereof in or on the VESSEL.

     (c) Any and all of the OWNER's Supplies shall be subject to the BUILDER's reasonable right of rejection, as and if they are found to be unsuitable or in improper condition for installation.

     (d)  The   insurance   for  the  OWNER's  Supplies   during   storage,
          construction and installation at the Shipyard is covered and handled by the BUILDER at its cost and responsibility.

     (e) A preliminary Delivery Schedule of the OWNER's Supplies and vendor data specific to the VESSEL (Hull No. HRBS8D) showing the BUILDER's requested delivery dates is attached to the Specifications. The Delivery Schedule of the OWNER's Supplies and vendor data shall be mutually agreed, finalized and settled within  Sixty  (60)  calendar days  from  the  date  of  contract signing. The delivery dates agreed to on the Delivery Schedule will be the date OWNER's Supplies are required at the shipyard. Should the OWNER fail to deliver any of the OWNER's Supplies within Twenty (20) days of the time designated by the Delivery Schedule, the Delivery Date shall be automatically extended for a period not to exceed the actual delay, beyond twenty (20) days, incurred by the BUILDER. If no delay in the delivery of the VESSEL is incurred by the BUILDER, the Delivery Date shall not change.

     (f) If delay in delivery of any of the OWNER's Supplies exceeds thirty(30) days, then, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation thereof in or on the VESSEL as hereinabove provided, and the OWNER shall accept and take delivery of the VESSEL so constructed, unless such delay is caused by Force Majeure in which case the provision Paragraph 1(e) of this Article shall apply.

2.  Responsibility of BUILDER:

         The BUILDER shall be responsible for storing and handling with reasonable care of the OWNER's Supplies after delivery thereof at the Shipyard, and shall, at its own cost and expense, install them in or on the VESSEL, unless otherwise provided herein or agreed by the parties hereto, provided, always, that the BUILDER shall not be responsible for quality, efficiency and/or performance of any of the OWNER's Supplies (other than to install same in accordance with the manufacturer's specifications and requirements, copies of which have been provided to BUILDER by OWNER).

         It will be the BUILDER's responsibility at no cost to OWNER to:

          (i) assemble the OWNER's Supplies, bulk material and provide modularization and/or engineering, except procurement engineering related to the OWNER's Supplies, at the Shipyard;

          (ii) test the OWNER's Supplies as necessary or appropriate;

          (iii) construct modules from the OWNER's Supplies as appropriate;

          (iv)    test and pre-commission the modules
                  containing the OWNER's Supplies and to
                  generally test all of the OWNER's Supplies;

          (v) install the OWNER's Supplies on the VESSEL, in modules, as required, or otherwise as required, and to integrate the OWNER's Supplies into the overall designed system of the VESSEL;

          (vi)    test and pre-commission the integrated
                  modules and systems; and

          (vii) complete and test the entire drilling system where practicable (i.e., equipment functional test only, not full operational load test) to insure that it works harmoniously as a part of the drilling process and the VESSEL so as to be able to accomplish its intended purpose.

    In no event will BUILDER charge any additional cost for any of the above. Pre-commission or pre-commissioning as used in this Contract or the Specifications means the putting into service or the commissioning to be done at the Shipyard prior to delivery and acceptance. Pre-commission or precommissioning does not mean commissioning that occurs elsewhere.

3.   Title:

          Title to OWNER's Supplies shall at all times remain with OWNER during the Contract; however, BUILDER shall have the risk of loss of or damage to such OWNER's Supplies from the time set out in subparagraph 1(a) of this Article until delivery of the VESSEL.

4.   OWNER's Supplies Refundment:

          Notwithstanding anything else contained in this Contract, BUILDER agrees that if for any reason whatsoever the VESSEL is not delivered to OWNER, other than as a result of OWNER's default under
    Article XI of this Contract, then BUILDER shall remit to OWNER the full value of all OWNER's Supplies which have been delivered to the Shipyard or which BUILDER has taken custody of under this Article XVI. BUILDER shall remit all amounts due under this paragraph 4 upon written demand by OWNER and upon BUILDER's request, OWNER will furnish BUILDER with reasonable documentation showing OWNER's cost of OWNER's Supplies. BUILDER shall remit all amounts due within thirty (30) days of demand.

(End of Article)


               ARTICLE XVII - INSURANCE

1.   Extent of Insurance Coverage:

          From the time of the launching until delivery of the VESSEL, the BUILDER shall, at its own cost and expense, keep the VESSEL and all machinery, materials and equipment delivered to the Shipyard for the VESSEL or built into or installed in or upon the VESSEL (except the OWNER's Supplies) fully insured with first class insurance companies or underwriters in Korea with coverage corresponding to the Institute of London Underwriter's Clauses for BUILDER's Risks. From the time of the first arrival of the OWNER's Supplies in the shipyard until delivery of the VESSEL, the BUILDER shall keep the OWNER's Supplies fully insured with the aforementioned insurance companies or underwriters to cover BUILDER's Risk.

          The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be an amount at least equal to, but not limited to, the aggregate of the payments made by the OWNER to the BUILDER plus Ninety-Two Million United States Dollars (US$92,000,000) to cover OWNER's Supplies in the custody of the Shipyard.

          The policy referred to in this paragraph for the OWNER's Supplies shall be taken out in the name of the BUILDER and OWNER, as their interests may appear, and all losses under such policy shall be payable to the BUILDER and OWNER, as their interests may appear.

          Prior to the commencement of construction of the VESSEL, the BUILDER shall obtain, at its own cost and expense, and furnish certificates or copies thereof to the OWNER, the following policies of insurance:

    (a) Worker's compensation (including occupational disease) and employer's liability insurance with Maritime and In Rem coverage and in accordance with the applicable statutory requirements of the country of Korea, with limits on the employer's liability coverage of not less than U.S. $500,000 for bodily injury per person, with excess liability limits of U.S. $10,000,000;

    (b) Comprehensive public liability, including broad form contractual liability coverage, with limits of not less than U.S. $500,000 for bodily injury per occurrence, and U.S. $500,000 for property damage per occurrence with excess liability limits of U.S. $10,000,000;

    (c) All-Risk BUILDER's Risk policy, including protection and indemnity, relating to the VESSEL and OWNER Supplies and in an amount equal to the aggregate of the payments made by the OWNER to the BUILDER plus Ninety-Two Million United States Dollars (US$92,000,000) to cover OWNER's Supplies in the custody of the Shipyard. At any time during the period of this Agreement, the OWNER has the right by giving prior written notice to the BUILDER to increase the amount of the insurance provided hereunder and the OWNER will promptly reimburse the BUILDER for any premiums resulting from such increase based on the published Lloyds of London rates at the time of such increase. Should the Delivery Date be later than March 1, 2000 for any cause attributable to the OWNER, any additional premium charged to continue the policy shall be borne solely by the OWNER to the extent that the delay is caused by the OWNER. The OWNER agrees that the BUILDER has the right of settlement of all losses (except for damages to or losses of OWNER Supplies) applicable under this Paragraph 2(c) with the underwriters provided such losses do not exceed U.S. $300,000 each. All deductibles under the All-Risk BUILDER's Risk policy shall be for the account of the BUILDER; and

    (d) Automobile liability insurance covering automobile equipment used in the performance of the work under this Agreement with limits of not less than U.S. $500,000 for bodily injury per occurrence and U.S. $500,000 for property damage per occurrence with excess liability limits of U.S. $10,000,000;

     All insurance policies shall, either on the face thereof or by appropriate endorsement: (w) name (except for the policy specified in Paragraph (a) hereinabove) the BUILDER and the OWNER as unqualified assureds and provide that payments thereunder shall be made to the extent that their respective interests may appear; (x) provide that they shall not be cancelled or their coverage reduced except upon thirty days, prior written notice to the BUILDER and the OWNER (if such cancellation or reduction should be caused by the BUILDER's failure to pay any premium when due, the OWNER will have the right to pay any such premium within such thirty days to maintain the coverage in effect for the benefit of the OWNER; the OWNER retains the right to be reimbursed by the BUILDER); (y) contain waiver of subrogation provisions pursuant to which the insurer waives all express or implied rights of subrogation against the BUILDER and the OWNER, the BUILDER and the OWNER hereby waiving any rights to subrogate against each other; and (z) be maintained in full force and effect by the BUILDER from commencement of construction until the Delivery Date.

2.   Application of the Recovered Amounts:

         In  the  event that the VESSEL shall be damaged from  any  insured cause at any time before delivery of the VESSEL, and in the further event that such damage shall not constitute an actual or constructive total loss of the VESSEL, the amount received in respect of the insurance shall be applied by the BUILDER in repair of such damage, satisfactory to the Classification requirements, and the OWNER shall accept the VESSEL under this Contract if completed in accordance with this Contract and the Specifications, however, subject to the extension of delivery time under Article VIII hereof (except in case of negligence of the BUILDER).

         Should the VESSEL from any cause become an actual or constructive total loss, the BUILDER shall either:

     (a) Proceed in accordance with the terms of this Contract, in which case the amount received in respect of the insurance shall be applied to the construction and repair of damage of the VESSEL, provided the parties hereto shall have first agreed thereto in writing and to such reasonable extension of delivery time as may be necessary for the completion of such reconstruction and repair; or

     (b) Refund promptly to the OWNER the full amount of all sums paid by the OWNER to the BUILDER as installments in advance of delivery of the VESSEL, and deliver to the OWNER all OWNER's Supplies (or the insurance proceeds paid with respect thereto), in which case this Contract shall be deemed to be automatically terminated and shall be deemed rescinded for purposes of Article X hereof and all rights, duties, liabilities and obligations of each of the parties to the other shall forthwith cease and terminate.

3.   Termination of BUILDER's Obligation to Insure:

         The BUILDER shall be under no obligation to insure the VESSEL hereunder after delivery of the VESSEL.

(End of Article)


                     ARTICLE XVIII - NOTICE

1.  Address:

         Any and all notices and communications in connection with this Contract shall be addressed as follows:

    To the OWNER:

         R&B Falcon Drilling Co.
         901 Threadneedle
         Houston, Texas 77079-2902

         Attn: President

         Facsimile No.: (281)589-5189

    To the BUILDER:

         Hyundai Heavy Industries, Co. Ltd.
         1, Choenha-Dong
         Ulsan, Korea

         Attn: Project Director

         Facsimile No.: (82)522-50-1998

2.   Language:

         Any and all notices and communications in connection with this Contract shall be written in the English language.

3.  Effective Date of Notice:

         The notice in connection with this Contract shall become effective from the date when such notice is received by the OWNER or by the BUILDER except otherwise described in the Contract. In case any notice is made by facsimile confirmed in writing, the date when the facsimile is received shall govern.

(End of Article)


            ARTICLE XIX - EFFECTIVE DATE OF CONTRACT

    This Contract shall become effective upon signing by the parties hereto.

(End of Article)


                  ARTICLE XX - INTERPRETATION

1.   Laws Applicable:

         The parties hereto agree that the validity and the interpretation of this Contract and of each Article and part thereof shall be governed by the General Maritime Law of the United States of America, not including, however, any of its conflicts of law rules which would direct or refer to the laws of any jurisdiction.

2.   Discrepancies:

         All   general   language   or   requirements   embodied   in   the
     Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied permit an interpretation inconsistent with any provision of this Contract text, then, in each and every such event, the applicable provisions of this Contract text shall prevail and govern. In the event of conflict between the Specifications and Plans, the Specifications shall prevail and govern.

3.   Entire Agreement:

         This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract.

4.   Amendments and Supplements:

         Any supplement, memorandum of understanding or amendment, whatsoever form it may be in relating to this Contract, to be made and signed among parties hereof after signing this Contract, shall be the integral part of this Contract and shall be predominant over the respective corresponding Article and/or Paragraph of this Contract when clearly identified as such.

(End of Article)

                  ARTICLE XXI - CONFIDENTIALITY

    BUILDER and OWNER agree that the terms and conditions of this Contract shall remain confidential and neither party shall disclose any such terms and conditions of this Contract to any third party without first obtaining the prior written consent of the other, provided however, that either party shall be entitled to disclose any or all of the terms and conditions of the Contract to the extent it is necessary to do so to implement, effectuate and comply with the terms of the Contract or to otherwise exercise any right or discharge any obligation that party may have pursuant to this Contract or to comply with any law, rule, regulation of any governmental entity having jurisdiction over a party or of a stock exchange, securities commission and such on which stock of a party or its affiliate is traded.

(End of Article)



IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed on the day and year first above written.

OWNER:                        BUILDER:
R&B FALCON DRILLING CO.       HYUNDAI HEAVY INDUSTRIES CO., LTD.

By:Andrew Bakonyi             By: Youn Jae Lee
Title: President              Title: Chief Operating Officer

                              HYUNDAI CORPORATION


                              By: Dong Soo Han
                              By: Title: Senior Vice President


                           EXHIBIT "A"

               LETTER OF REFUNDMENT GUARANTEE NO.

Gentlemen:

     We hereby open our irrevocable letter of guarantee No.____ in favor of R&B Falcon Drilling Co.(hereinafter called the "OWNER") for account of Hyundai Heavy Industries Co., Ltd. and Hyundai Corporation, as follows in consideration of the shipbuilding contract dated December 16, 1998(hereinafter called the "Contract") made by and among the OWNER and Hyundai Heavy Industries Co., Ltd. and Hyundai Corporation (hereinafter collectively called the "BUILDER") for the construction of one (1) VESSEL having BUILDER's Hull No.____(hereinafter called the "VESSEL").

     If in connection with the terms of the Contract the OWNER shall become entitled to a refund of the advance payment(s) made to the BUILDER prior to the delivery of the VESSEL, we hereby irrevocably guarantee the repayment of the same to the OWNER immediately on demand USD 13,588,800 (Say Thirteen Million Five Hundred Eighty-Eight Thousand Eight Hundred
only) together with interest thereon at the rate of eight per cent (8%) per annum from the date following the date of receipt by the BUILDER to the date of remittance by telegraphic transfer of such refund.

     The amount of this guarantee will be automatically increased, not more than two (2) times, upon BUILDER's receipt of the respective installment: each time by the amount of installment of USD 13,588,800 (Say Thirteen Million Five Hundred Eighty-Eight Thousand Eight Hundred only), plus interest thereon as provided in the Contract, but in any eventuality the amount of this guarantee shall not exceed the total sum of USD 40,766,400 (Say United States Dollars Forty Million Seven Hundred Sixty-Six Thousand Four Hundred only) plus interest thereon at the rate of eight per cent (8% per annum. from the date following the date of BUILDER's receipt of each installment to the date of remittance by telegraphic transfer of the refund.

     In case any refund is made to you by the BUILDER or by us under this guarantee, our liability hereunder shall be automatically reduced by the amount of such refund.

     In the event of rescission of the Contract being based on delays due to force majeure or other causes beyond the control of the BUILDER, as required by Article X of the Contract, interest shall be paid at the rate of four percent (4%) per annum from the date following the date of BUILDER's receipt of each installment to the date of remittance by telegraphic transfer of the refund.

     This letter of guarantee is available against OWNER's simple receipt and signed statement certifying that OWNER's demand for refund has been made in conformity with Article X of the Contract and the BUILDER has failed to make the refund within Thirty (30) days after your demand to the BUILDER. Refund shall be made to you by telegraphic transfer in United States Dollars.

     This letter of guarantee shall expire and become null and void upon receipt by the OWNER of the sum guaranteed hereby or upon acceptance by the OWNER of delivery of the VESSEL in accordance with the terms of the Contract and, in either case, this letter of guarantee shall be returned to us. This guarantee is valid from the date of this letter of guarantee until delivery or in the event of delayed delivery until such time as the VESSEL is delivered by the BUILDER to the OWNER in accordance with the terms of the Contract.

     Notwithstanding the provisions hereinabove, in case we receive notification from you or the BUILDER confirmed by the Arbitration Board stating that your claim to rescind the Contract or your claim for refundment thereunder has been disputed and referred to Arbitration in accordance with the provisions of the Contract, the period of validity of this guarantee shall be extended until Thirty (30) days after the final award shall be rendered in the Arbitration and a copy thereof acknowledged by the Arbitration Board. In such case, this guarantee shall not be available unless and until such acknowledged copy of the final award in the Arbitration justifying your claim is presented to US.

     This guarantee shall not be affected by any extension of time or concession granted by the OWNER to the BUILDER or any delay or failure of the OWNER in enforcing its rights under the Contract.

     The OWNER shall have the right to assign this guarantee and all of its benefits to any assignee to whom the Contract is assigned.

     This guarantee shall be governed by the General Maritime Law of the United States of America, not including, however, any of its conflicts of law rules which would direct or refer to the laws of any jurisdiction.

                              Very truly yours,

                              ____________________________________



                                Exhibit II

                       RBS -8D MASTER SCHEDULE (L-1)


                                EXHIBIT III

                          4.2 Schedules of Rates

NOTE - HHI includes Schedules of Rates which shall be used to cost additional work that may arise outside the scope of work covered in the Lump Sum Contract price (i.e., work that will be addressed by Change Orders). Them schedules of rates shall also be used as factored at 85% to calculate credits to the Company for deleted or reduced work scope, when such credits cannot be directly determined from the Lump Sum Price.

  1)   Schedule of Manhour Rates for Fabrication/Construction

             DESCRIPTION               HOURLY RATE (US$)
                                   STANDARD     OVERTIME
   Project Management / Engineering

     Manager                          75             94
     Lead engineer                    68             85
     Engineer                         62             78
     Administrator                    62             78
     Drafting                         45             56
     Secretary                        30             38

   Labor(See Note below)

     Structural Welder / Fitter       35             53
     Pipe Welder / Fitter             35             53
     Mechanics                        35             53
     Electrican/Instruim.Technician   35             53
     Blaster / Painter                35             53
     Scaffolder / Rigger              32             48
     Inspection / Testing /
       NDE Technician                 40             60

   NOTE   The labor rates include all related management, supervision, overhead, construction consumables, overhead profit etc.

2) Unit rates for Carbon steel Pipe Work(fabricated, erected and installed)

   Items        Size            Unit       Unit rates(US)
                                              Install
Pipe & Fitting  1.5" & below     Ton           20,160
                2" to 3"         Ton           15,360
                4" to 6"         Ton            8,640
                8" to 12"        Ton            4,800
               14" to 18"        Ton            4,320
               20" & above       Ton            4,080

Supports           All           Ton            6,240


3) Unit rates for Structural Steel (fabrication/erection and installation)

Items       Description       Unit           Unit rates(U S)
                                                Install
Steel Work  I)Upper Hull      Ton                 2,640
            2)Column          Ton                 2,928
            3)Brace           Ton                 2,064
            4)Lower Hull      Ton                 2,208
            5)Outfitting      Ton                 2,544


4) Unit Rates for Plant, Equipment and Instruments (installation labor)

Items       Description Unit  Unit rates(US)
                              Mat'l    Install
Installation
Lobor                     M-H             48


5)Unit rates for Insulation (Material: Mineral wool)

Description                           Unit     Unit rates (US)
                                                Mat'l   Install
1)Vertical, 100 mm Thickness           *         14        48
2)Overhead, 150 mm Thickness           *         20        48
3)StructuralMember, 50 mm T.           *          9        38
4)Under Exposed Deck, 300 mm T.        *         41        82

*meter squared


6) Unit rates for Catholic Protection (Anode)

Items         Description    Unit      Unit rates (US)
                                        Mat'l     Install
Anode                        Ton        3,335       960


7) Unit Rates for Blasting and Painting

Items             Area     Unit       Unit rates (US)
                                      Mat'l   Install
Blasting/Paint     All      *          6         26
   Paint

*meter squared


8) Unit rates for Heating, Ventilating and Air Conditioning Duct

Description                          Unit   Unit rates (US)
                                            Mat'l    Install
1)Rectangular Duct (Hot Dipped Gal )
  -N.E. 2000 mm Girth                 Meter    293        144
  -Over 2000mm N.E 4000mm Girth       Meter    437        216
  -Over 4000mm N.E 6000mm Girth       Meter    591        432
  -Over 6000mm Girth                  Meter   1,018       576

2)Circular or Flatoval Duct
  -N.E. 100mm Dia                     Meter     9          17
  -Over 100mm N.E. 200mm Dia          Meter     16         31
  -Over 200mm n.e. 300mm Dia          Meter     26         46
  -Over 300mm N.E. 400mm Dia          Meter     37         62
  -Over 400mm Dia                     Meter     52         72


9) Unit rates for Joiner Work

Description                        Unit      Unit rates (US)
                                             Mat'l  Install
1) Intemal B-Class Bulkhead/Liner Panels
   -25mm Thk. PVC Film finished      *          44       48
   -50mm Thk. PVC Film finished      *          60       48
   -25mm Thk. SUS finished           *          78       48
   -50mm Thk. SUS finished           *          94       48

2) Ceilings
   -PVC Film finished                *          26      120
   -US finished                      *          52      120

*meter squared


10) Unit rates for Electrical Cabling including Cable Tray


b)  Reprographic Services

      Use by the Owner of the Equipment Installation Yard's reprographic department to provide additional copies of documents and drawings.

                     Reproducible      Dyeline   Photocopy
                       per Copy        per Copy   per Copy
                       --------        --------   --------
       Size A0         USD 4            USD 8       USD 16
       Size Al         USD 2            USD 4       USD 8
       Size A2         USD 1.5          USD 3       USD 6
       Size A3         USD 1            USD 2       USD 4
       Size A4         USD 0.7          USD 1.5     USD 3

c)  Secretaries

    Person/month - USD 1,500


11)  Rate of Housing Facilities for Company Personnel